Filed Pursuant to Rule 433

Registration Statement No. 333-197939

Final Term Sheet, Dated September 3, 2014

Relating to Preliminary Prospectus Supplement dated September 3, 2014 to Prospectus dated August 7, 2014

$250,000,000 3.50% Notes due 2024

Issuer:	Camden Property Trust

Type:	SEC Registered

Size:	$250,000,000

Trade Date:	September 3, 2014

Settlement Date:	T+5; September 10, 2014; under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the third business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters

Maturity:	September 15, 2024

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2015

Benchmark Treasury:	UST 2.375% due August 15, 2024

Benchmark Treasury Price /Yield:	99-21+ / 2.412%

Spread to Benchmark Treasury:	1.18% (118 basis points)

Yield to Maturity:	3.592%

Coupon (Interest Rate):	3.50%

Price to Public:	99.231%

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call based on U.S. Treasury + 0.20% (+20 basis points); if, however, the Notes are redeemed 90 days or fewer prior to their maturity date, the redemption price will equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to the redemption date

CUSIP / ISIN:	133131 AV4 / US133131AV46

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Jefferies LLC

Senior Co-Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Capital One Securities, Inc. Mitsubishi UFJ Securities (USA), Inc. Regions Securities LLC Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or Jefferies LLC toll free at 1-877-547-6340.

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